Exhibit 10.1

CHANGE OF CONTROL AND NON-SOLICITATION AGREEMENT

THIS CHANGE OF CONTROL AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of the 20th day of March, 2018, by and among First Defiance Financial Corp. an Ohio corporation and thrift holding company (“First Defiance”), First Federal Bank of the Midwest, a federal savings bank (“First Federal”) (collectively, with First Defiance, the “Company”), and John Reisner, an individual (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is currently employed by the Company;

WHEREAS, as a result of the skill, knowledge and experience of the Employee, the Company believes it is in the best interest of the Company to provide the Employee with a sense of security to encourage the Employee to remain an employee of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth their understanding as to their respective rights and obligations in the event of the termination of Employee's employment under the circumstances set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.           Term. The term of this Agreement shall begin on the date above and shall continue until December 31, 2019, unless sooner terminated for Just Cause, as defined in this Agreement. This Agreement shall automatically renew for additional one year periods following the original term, at the end of each subsequent one year period, upon the same terms and conditions unless the Company provides at least 30 days prior notice of its intent not to renew.

2.           Termination of Employment.

(a)           Termination by the Company in Connection with a Change of Control. In the event that the employment of the Employee is terminated by the Company, or its successors or assigns, at any time during the term of this Agreement for any reason other than Just Cause within six months prior to a Change of Control (hereinafter defined) or within one year after a Change of Control and provided that Employee has executed a Release pursuant to Section 2(g) below, then the following shall occur:

(i)           The Company shall promptly pay to the Employee or to his beneficiaries, dependents or estate an amount equal to two times the Employee's current annual base salary and two times the Employee’s five year average annual short term cash bonus;

(ii)           The Company shall pay the premiums required to maintain coverage for the Employee and his eligible dependents under the health insurance plan of the Employer in which the Employee is a participant immediately prior to the Change of Control of the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, until the earliest of (A) the first anniversary of the termination of the Employee's employment or (B) the date on which the Employee is eligible to participate in another employer’s comparable health insurance plan as a full-time employee; and

(iii)           The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Company hereunder, except as specifically stated in clause (ii) above.

For purposes of this Agreement, the term “Just Cause” shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this  Agreement.  For purposes of this paragraph, no act or failure to act on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.

(b)           Termination by the Employee in Connection with a Change of Control. The Employee may voluntarily terminate the Employee's employment pursuant to this Agreement within twelve months following a Change of Control and shall be entitled to compensation as set forth in Section 2(a) of this Agreement in the event that, without the Employee’s express written consent, there is:

(i)            an assignment by the Company to the Employee of any duties that are materially inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to such Change of Control;

(ii)           a material change in the Employee’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change of Control; or

(iii)           a removal of the Employee from or a failure to re-elect the Employee to the offices of Legal Counsel, Chief Risk Officer and Executive Vice President of First Federal, except in connection with Just Cause, or the Employee’s death;

(iv)           a reduction by the Company in the Employee’s base salary, as in effect immediately prior to the Change of Control;

(v)            a relocation of the principal executive office of the Company outside of the Defiance, Ohio area or, a requirement that the Employee be based anywhere other than an area in which the Company’s principal executive office is located, except for required travel on business of the Company to an extent substantially consistent with the Employee’s present business travel obligations;

(vi)           a failure by the Company to provide the Employee with the same fringe benefits that were provided to the Employee immediately prior to a Change of Control, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to such Change of Control, is substantially comparable in all material respects to such fringe benefits taken as a whole;

(vii)           a failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 7 hereof; or

(viii)           a failure by the Company to comply with any material provision of this Agreement.

(c)           In the event that payments pursuant to this Agreement, either alone or together with any other payments that are made by the Company to the Employee, would constitute a “parachute payment” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 280G”), or would result in the imposition of a penalty tax pursuant to Section 280G, such payments shall be reduced to the maximum amount that may be paid under Section 280G without exceeding such limits. In the event a reduction in payments is necessary in order to comply with the requirements of this Agreement relating to the limitations of Section 280G or applicable banking regulatory limits, then such reductions shall be applied based on the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro-rata among the payments or benefits otherwise due or payable (on the basis of the relative present value of the parachute payments).

(d)           Death of the Employee. This Agreement shall automatically terminate upon the death of the Employee.

(e)           “Golden Parachute” Provision. Any payments made to the Employee pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

(f)           Definition of “Change of Control”. A “Change of Control” shall have the meaning set forth in Section 409A(a)(2)(A)(v) of the Code.

(g)           As a condition to receiving any payments under Section 2 of this Agreement, the Employee shall agree to release the Companies and all of their affiliates and subsidiaries, employees, directors and successors (the “Released Parties”) from any and all claims that the Employee may have against the Released Parties through the date of such release (the “Release”) in a form similar to the attached Exhibit A, and no payments shall be made under Section 2 until such Release has become irrevocable, effective and enforceable. In the event that the release execution period spans two tax years, no amount will be payable under Section 2 until the second tax year.

3.           Confidential Information. The Employee acknowledges that the Employee has learned and has access to confidential information regarding the Company and its customers and businesses. The Employee agrees and covenants not to disclose or use for the Employee's own benefit, or the benefit of any other person or entity, any confidential information, unless or until the Company consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the Company, its parent, subsidiaries or affiliates, or to any of the businesses operated by them, and the Employee confirms that such information constitutes the exclusive property of the Company. The Employee shall not otherwise knowingly act (a) to the material detriment of the Company, its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Company.

4.           Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, the Employee's beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 4 shall preclude (a) the Employee from designating a beneficiary to receive any benefits which were payable hereunder prior to the Employee's death, or (b) the executors, administrators, or other legal representatives of the Employee or the Employee's estate from assigning any rights hereunder to the person or persons entitled thereto. The Company may assign this Agreement and Company’s rights hereunder in whole, but not in part, to any entity with or into which either Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, provided that the assignee assumes all of the Company’s obligations under this Agreement, either by operation of law or by express written agreement.

5.           Non-Solicitation Provisions. If the Employee terminates his employment with the Company for any reason other than in accordance with Section 2(b) of this Agreement, the Employee agrees that, for a period of 12 months following the termination of the Employee's employment, except for financial consulting activity, the Employee shall not (i) either as principal, agent, owner, shareholder or investor of more than 5% of the stock, officer, director, partner, lender, independent contractor or in any other capacity, engage in, have a financial interest in or be in any way connected or affiliated with, or render advice or services to, any person or entity that engages in any activity which would compete in any way with the business operated by the Company in the counties where they do business, or (ii) directly or indirectly, solicit, divert, take away or interfere with, or attempt to solicit, divert, take away or interfere with, the relationship of the Company or any of their subsidiaries with any person or entity who is or was a customer, or employee or supplier of the Company or any of their subsidiaries immediately prior to the date of termination.

The parties hereto acknowledge and agree that the duration and area for which the non-solicitation covenant and other covenants set forth in this Agreement are to be effective are fair and reasonable and are reasonably required for the protection of the Companies. In the event that any court determines that the time period or the area, or both of them, are unreasonable as to any covenant and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

6.           No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.           Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

8.           Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

9.           Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

10.           Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

11.           Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.           Governing Law; Regulatory Authority. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing. If this Agreement conflicts with any applicable federal law as now or hereafter in effect, then federal law shall govern.

13.           Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and the Employee.

14.           Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Company:

First Defiance Financial Corp.

601 Clinton St.

Defiance, OH 43512

If to the Employee:

John Reisner

[most recent address on file with the Company]

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and the Employee has signed this Agreement, each as of the day and year first above written.

Attest:	FIRST DEFIANCE FINANCIAL CORP.

/s/ Danielle Figley	By	/s/ Donald Hileman

EMPLOYEE

	By	/s/ John Reisner
John Reisner

FIRST FEDERAL BANK OF THE MIDWEST

/s/ Danielle Figley	By	/s/ Donald Hileman

EXHIBIT A

FINAL AND BINDING GENERAL RELEASE

This Final And Binding General Release (“Release”) is executed by [name], [address], [city], [state] [zip], Social Security No. XXX-XX-[last 4], (hereinafter referred to as “Employee”) pursuant to Section 2(g) of the Change of Control and Non-Solicitation Agreement (“Agreement”) entered into between Employee and First Defiance Financial Corp. and First Federal Bank of the Midwest (collectively, “Bank”) and dated [date].

1.            In consideration for any payments under Section 2 of the Agreement, Employee does hereby fully release, discharge, compromise and settle any and all charges, claims, demands, judgments, rights of action, damages, expenses, liabilities or obligations (including all attorney's fees and costs actually incurred), matured or unmatured, of whatever nature and whether or not presently known that exist as of the execution date of this Release, including but not limited to all claims under Title VII of the Civil Rights Act of 1964, all claims under the Fair Labor Standards Act, all claims under the Occupational Safety and Health Act, all claims under the Worker Adjustment and Retraining Notification Act, all claims under the Equal Pay Act, all claims under Ohio Revised Code Sections 4112.01 through 4112.99 and any other provisions of Ohio law (or equivalent laws in the state in which Employee provided services to the Bank), all claims under the Americans with Disabilities Act, all claims under the Family and Medical Leave Act, and all claims arising under the Age Discrimination in Employment Act of 1967, all as amended; all statutory or common law claims under state or federal law, whether in contract, in tort, or in equity; and any other claim arising out of Employee's employment with the Bank and his or her separation from that employment, as against the Bank and all affiliated entities and their directors, officers, employees, owners, attorneys, consultants, agents, insurers and volunteers (the “Released Parties”).

2.            Employee acknowledges that Employee has received all compensation to which Employee is entitled under the provisions of the Fair Labor Standards Act and any other federal or state law governing wages and/or hours. Employee also acknowledges that Employee has received all rights to which Employee is entitled, including medical and family leaves of absence, to which Employee is entitled under the provisions of the Family and Medical Leave Act and any other federal or state law governing leaves of absence.

3.            Nothing in this Release is intended to, or shall, interfere with Employee’s rights under federal, state or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation. Employee, however, shall not be entitled to and expressly and forever waives the right to receive any relief, recovery, or monies in connection with any such action brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Employee further understands that nothing in this Release limits Employee’s right to seek a judicial determination of the validity of this Release, to test the knowing and voluntary nature of this Release, or to allege a breach of this Release by the Company.

4.            The Older Workers Benefit Protection Act provides certain rights to individuals who release claims they may have for age discrimination under the Age Discrimination in Employment Act. Those rights are set forth below. Accordingly, exclusively as this Release pertains to Employee's release of claims under the Age Discrimination in Employment Act, and pursuant to and in compliance with rights afforded Employee under the Older Workers Benefit Protection Act, Employee:

a.	Is advised that by signing this Release, Employee does not waive rights or claims that arise after the date on which this Release is executed;

b.	Is advised that the payments under Section 2 of the Agreement was offered to Employee in connection with a termination of employment in connection with a change of control of the Bank in exchange for the employee's signing a waiver of claims[. Insert only if more than one individual is terminated in connection with the change of control: Employee has been provided with written information about the job titles and ages of all individuals terminated in connection with the change of control, and the ages of all individuals in the same job classification or organizational unit who were not selected for termination in connection with that change of control];

c.	Is advised to consult with an attorney prior to executing this Release;

d.	Is given a period of forty-five (45) calendar-days from the receipt of this Release within which to consider this Agreement [If employee is the only individual terminated in connection with the change of control, replace 45 with 21 days]; and

e.	Is given a period of seven (7) calendar-days after signing this Release to revoke Employee's signature. A revocation of this Release shall be effective only if Employee delivers a written revocation to the Bank within the seven (7) calendar-day time period set forth above. This Release shall not become effective until the seven (7) calendar-day revocation period has expired.

5.            By signing this Release, Employee expressly acknowledges and agrees that:

a.	Employee's execution of this Release was knowing and voluntary;

b.	Employee had the opportunity to review this Release with her or his attorney;

c.	The payments under Section 2 of the Agreement is something of value in addition to anything of value to which Employee was otherwise already entitled;

d.	Employee had the opportunity to consider this Release for forty-five (45) calendar-days before signing it [If employee is the only individual terminated in connection with the change of control, replace 45 with 21 days];

e.	Employee had seven (7) calendar-days to revoke this Release after signing it;

f.	[Insert only if more than one individual is terminated in connection with the change of control: The Bank gave Employee Exhibit B, written information which identified the class, unit, or group of individuals covered by the separation program described in the Agreement and written information about the job titles and ages of all individuals selected for the separation program, and the ages of all individuals in the same job classification or organizational unit who are not selected for separation pay under the separation program;] and

g.	Employee agrees this Release is written in a manner that enables Employee to fully understand its content and meaning.

6.       This Release shall be binding upon Employee, his or her heirs, administrators, representatives, executors, successors, and assigns.

7.       Employee agrees that he or she has read this Agreement in its entirety and that his or her agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents.

IN WITNESS WHEREOF, I have set my hand this ___ day of __________, _____.

WITNESSES:

Employee Signature

Employee Name (Please Print)

STATE OF _____________	)
) SS:
COUNTY OF ____________	)

Subscribed to and sworn before me this _____ day of ______________, ______.

Notary Public

My Commission Expires:

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